Exhibit 99.1

Verso Corporation Reports First Quarter 2021 Financial Results and Declares Quarterly Cash Dividend of $0.10 per Share

MIAMISBURG, Ohio, May 7, 2021 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the first quarter of 2021 and announced that its Board of Directors has declared a quarterly cash dividend for the quarter ending June 30, 2021, in the amount of $0.10 per each outstanding share of Verso's Class A common stock. The quarterly cash dividend is payable on June 29, 2021 to Verso's stockholders of record holding shares of common stock at the close of business June 17, 2021.

First Quarter 2021 Highlights:

  Net sales of $282 million
  Improving price environment
  Net loss of $90 million after reflecting the write-off on certain assets
  Adjusted EBITDA of $30 million, with an Adjusted EBITDA margin of 10.6%
  $264 million in available liquidity including $118 million in cash
  Returned $12 million in capital to shareholders of combined repurchases and dividends

Overview
"Verso delivered improved first quarter Adjusted EBITDA of $30 million compared to $9 million in the fourth quarter of 2020. We continue to maintain a strong balance sheet and liquidity, with no outstanding debt," said Verso President and Chief Executive Officer Randy Nebel. "We are seeing a rise in order rates and backlogs while realizing announced price increases, indicating demand recovery. Given our strong financial position and improving market dynamics, I am confident we will continue to gain momentum throughout 2021 and generate value for all of our stakeholders."

Results of Operations – Comparison of Three Months Ended March 31, 2021 to Three Months Ended March 31, 2020

	Three Months Ended March 31,		Three Month
(Dollars in millions)	2020	2021	$ Change
Net sales	$ 471	$ 282	$ (189)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	427	264	(163)
Depreciation and amortization	23	102	79
Selling, general and administrative expenses	27	15	(12)
Restructuring charges	6	11	5
Other operating (income) expense	(88)	(1)	87
Operating income (loss)	76	(109)	(185)
Interest expense	-	1	1
Other (income) expense	(4)	(6)	(2)
Income (loss) before income taxes	80	(104)	(184)
Income tax expense	26	(14)	(40)
Net income (loss)	$ 54	$ (90)	$ (144)

Comments to Results of Operations - Comparison of Three Months Ended March 31, 2021 to Three Months Ended March 31, 2020

Net sales
Net sales for the three months ended March 31, 2021 decreased $189 million compared to the three months ended March 31, 2020, as a result of significant declines in sales volume and unfavorable price/mix. Of the $189 million, or 40%, net sales decline, $59 million, or 13%, was a result of the sale of our Androscoggin and Stevens Point mills in February 2020, and $33 million, or 7%, was attributable to the indefinite idling of our Duluth Mill in July 2020. The remaining $97 million was a combination of market declines and the idling of our Wisconsin Rapids Mill. Total company sales volume was down from 554 thousand tons during the three months ended March 31, 2020, to 339 thousand tons during the same period of the current year. Of the 215 thousand ton volume decline, 59 thousand tons were a result of the sale of our Androscoggin and Stevens Point mills in February 2020, 54 thousand tons were attributable to the indefinite idling of our Duluth Mill in July 2020, and the additional decline in volume resulted from lower customer demand and the idling of our Wisconsin Rapids Mill.

Operating income (loss)
Operating loss was $109 million for the three months ended March 31, 2021, a decrease of $185 million when compared to operating income of $76 million for the three months ended March 31, 2020.

Operating results for the three months ended March 31, 2021 were positively impacted by:

  Reduced planned major maintenance costs of $1 million
  Lower Selling, general and administrative costs of $12 million driven primarily by cost reduction initiatives in connection with the sale of our Androscoggin and Stevens Point mills in February 2020, lower equity compensation expense and lower severance costs

Operating results for the three months ended March 31, 2021 were negatively impacted by:

  Unfavorable price/mix of $6 million
  Lower sales volume resulting in a decrease of $12 million in net operating income, driven by the impact of the COVID-19 pandemic, the sale of our Androscoggin and Stevens Point mills in February 2020 and the indefinite idling of our Duluth and Wisconsin Rapids mills in July 2020
  Higher net operating expenses of $7 million driven primarily by costs incurred to idle our Duluth and Wisconsin Rapids mills, partially offset by improved performance and cost reduction initiatives across our mill system and reduced corporate overhead
  Higher freight costs of $2 million
  Higher depreciation expense of $79 million due primarily to $84 million in accelerated depreciation associated with the permanent shutdown of No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021
  Higher restructuring charges of $5 million primarily associated with the permanent shutdown of our Duluth Mill in December 2020 and of the No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021 partially offset by costs associated with the closure of our Luke Mill in June 2019
  Lower other operating income of $87 million, primarily as a result of the $88 million gain on the sale of our Androscoggin and Stevens Point mills in February 2020

Other (income) expense
Other income for the three months ended March 31, 2021 and 2020 includes income of $6 million and $5 million, respectively, associated with the non-operating components of net periodic pension cost (income).

Income tax expense (benefit)
Income tax benefit of $14 million for the three months ended March 31, 2021 primarily reflects estimated tax benefit for the period partially offset by $4 million of additional valuation allowance recognized against state tax credits. Income tax expense of $26 million for the three months ended March 31, 2020 primarily reflects estimated taxes for the period and $6 million of additional valuation allowance recognized against state tax credits.

2021 Outlook
The Company is providing the following outlook for full year 2021:

  Expect capital expenditures to be $50 million to $60 million
  Anticipate pension minimum required1 contribution of $26 million
  Cash Taxes of zero to $5 million
  Improving operating cash flow in excess of cash required to fund capital, pension and dividends
  Anticipate idled and closed mill costs to decline while advancing realization of potential asset sales

1Minimum required cash contributions reduced with implementation of American Rescue Plan Act Provisions

Conference Call
Verso will host a conference call and webcast for analysts and investors on Friday, May 7, 2021 at 9 a.m. (EDT) to discuss first quarter 2021 financial results.

Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 4783336 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and first quarter 2021 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/40990 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10155478. The replay will be available starting at 11 a.m. (EDT) Friday, May 7, 2021, and will remain available until June 7, 2021. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EDT) Friday, May 7, 2021, and will remain available for 120 days.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,	Three Months Ended March 31,
(Dollars in millions)	2020	2020	2021
Net income (loss)	$ (90)	$ 54	$ (90)
Income tax expense (benefit)	(23)	26	(14)
Interest expense	-	-	1
Depreciation and amortization	87	23	102
EBITDA	$ (26)	$ 103	$ (1)
Adjustments to EBITDA:
Restructuring charges (1)	8	6	11
Luke Mill post-closure costs (2)	6	3	8
Noncash equity award compensation (3)	-	2	1
Gain on Sale of the Androscoggin/Stevens Point Mills (4)	(6)	(88)	-
Duluth and Wisconsin Rapids mills idle/post-closure costs (5)	20	-	10
(Gain) loss on sale or disposal of assets (6)	1	-	-
Stockholders proxy solicitation costs (7)	-	4	-
Other severance costs (8)	5	4	1
Other items, net (9)	1	1	-
Adjusted EBITDA	$ 9	$ 35	$ 30

(1)

For 2020, charges are primarily associated with the closure of our Luke Mill in June 2019 and the permanent shutdown of our Duluth Mill in December 2020. For 2021, charges are primarily associated with the permanent shutdown of our Duluth Mill in December 2020 and of the No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021.

(2)

Costs recorded after the permanent shutdown of our Luke Mill that are not associated with product sales or restructuring activities, including $5 million in March 2021 associated with the approval of a consent decree on April 1, 2021 relating to the ongoing environmental remediation and monitoring efforts.

(3)	Amortization of noncash incentive compensation.
(4)	Gain on the sale of outstanding membership interests in Verso Androscoggin, LLC in February 2020, which included our Androscoggin Mill and Stevens Point Mill.
(5)	Idle/post-closure costs associated with our Duluth and Wisconsin Rapids mills that are not associated with product sales or restructuring activities.
(6)	Realized (gain) loss on the sale or disposal of assets.
(7)	Costs incurred in connection with the stockholders proxy solicitation contest.
(8)	Severance and related benefit costs not associated with restructuring activities.
(9)	Other miscellaneous adjustments.

About Verso
VERSO CORPORATION is a leading American owned and operated producer of graphic, specialty and packaging paper and market pulp, with a long-standing reputation for quality and reliability. Verso's graphic paper products are designed primarily for commercial printing, advertising and marketing applications, including direct mail, catalogs, corporate collateral, books and magazines. Verso's specialty paper products include release liner papers and label face stock for pressure sensitive, glue-applied and laminate applications. Verso produces packaging paper used in higher-end packaging and printing applications such as greeting cards, book covers, folders, labels and point-of-purchase displays. Verso also makes market pulp used in printing, writing, specialty and packaging papers, facial and toilet tissue, and paper towels. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. They include, for example, statements relating to our business and operating outlook for 2021 and our strategic position. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including: the adverse impact of idling production, shutting down machines or facilities, restructuring our operations and selling non-core assets; changes in the costs of raw materials and purchased energy; security breaches and other disruption to our information technology infrastructure; uncertainties regarding the impact, duration and severity of the COVID-19 pandemic and measures intended to reduce its spread; the long-term structural decline and general softening of demand facing the paper industry; adverse developments in general business and economic conditions; developments in alternative media, which are expected to adversely affect the demand for some of Verso's key products, and the effectiveness of Verso's responses to these developments; intense competition in the paper manufacturing industry; Verso's limited ability to control the pricing of its products or pass through increases in its costs to its customers; Verso's business being less diversified because of the Pixelle Sale, closure of the Luke Mill, the Duluth Mill and the No. 14 paper machine and certain other long-lived assets at the Wisconsin Rapid Mill; Verso's dependence on a small number of customers for a significant portion of its business; Verso's ability to compete with respect to certain specialty paper products for a period of two years after the closing of the Pixelle Sale; any failure to comply with environmental or other laws or regulations; legal proceedings or disputes; any labor disputes; and the potential risks and uncertainties described under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2020 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com